Exhibit 23.1

Consent of Independent Auditor
We consent to the incorporation by reference in Registration Statement (No. 333-287055) on Form S-8 of StoneX Group Inc. and Registration Statement (No. 333-285071) on Form S-3 of StoneX Group Inc. of our report dated April 14, 2025, relating to the consolidated financial statements of RTS Investor Corp. and Subsidiaries, appearing in this Current Report on Form 8-K of StoneX Group Inc. dated June 23, 2025.

/s/ RSM US LLP
Chicago, IL
June 23, 2025